Exhibit 99.1

MASCO CORPORATION ANNOUNCES CEO SUCCESSION PLAN

Jonathon Nudi to be Appointed President and CEO, Effective July 7, 2025

Keith Allman to Retire After 27-Year Career with Masco, Including 11 Years as President and CEO

LIVONIA, Mich. — March 6, 2025 — Masco Corporation (NYSE: MAS) announced today that its Board of Directors has appointed Jonathon Nudi as President and Chief Executive Officer, effective July 7, 2025. Nudi will succeed Keith Allman, who will retire as President and Chief Executive Officer and member of the Board of Directors at that time.

“It has been an honor to serve as Masco’s President and CEO over the past decade,” said Allman. “I am immensely thankful to our employees and proud of the work we’ve done together to build and refine our core portfolio of leading brands, expand our global footprint and deliver strong results for customers and shareholders. We have proven the strength of Masco’s industry-leading brands, service and innovation, and I am confident the team will be in great hands with Jon at the helm. Since joining the Masco Board of Directors in 2023, I have seen firsthand Jon’s strategic vision and commitment to fostering innovation, driving consumer-focused strategies and strengthening Masco’s competitive edge. Importantly, he recognizes the talent of Masco’s people and the importance of our strong and collaborative team in delivering superior results. I look forward to working closely with Jon and the Masco management team to ensure a seamless transition.”

“Over his impressive career at General Mills, Jon has demonstrated a keen ability to oversee a global team and execute on strategic goals to deliver meaningful growth and market share gains in competitive industries with established brands similar to Masco,” said Lisa Payne, Chair of the Masco Board. “His appointment follows a thorough and thoughtful search process by the Board, and we are confident he is the right person to lead Masco forward as the Company advances its initiatives and capitalizes on the power of its leading brands across product categories, sales channels and geographies to create exceptional value for customers and shareholders. Jon has a growth mindset and passion for elevating customer experiences, which will be invaluable as Masco pursues continued profitable growth and shareholder value creation.”

Payne continued, “On behalf of the Board, I want to express our deep gratitude to Keith for his leadership, dedication, strong execution and tremendous contributions to Masco. Keith has been instrumental in reshaping Masco’s portfolio, driving operational improvements to create a more resilient Company, and maintaining Masco’s culture of excellence. Under his leadership, the Company has delivered double digit EPS compound annual growth and total shareholder returns of approximately 14% compound annual growth over the past decade, and we are confident Masco is well positioned for long-term growth.”

Nudi commented, “I am grateful for the opportunity to lead this incredible company and look forward to partnering with Keith to ensure a smooth transition. I am committed to upholding and building upon Masco’s reputation in the home improvement and building products industries, and I am excited to work closely with the entire Masco team to elevate our portfolio of brands, enhance consumers’ lives and create lasting value for shareholders.”

About Jonathon Nudi

Jonathon Nudi joined Masco’s Board of Directors in June 2023. Nudi has extensive strategic, operational and international experience, having served in a variety of leadership positions in the US and Europe over his 30-year career at General Mills. Nudi most recently served as Group President of General Mills’ Pet, International and North America Foodservice segments, the company’s three largest growth areas, where he drove strong net sales, segment operating profit and market share performance. Prior to this, Nudi served as Group President, North America Retail (NAR), where he built a strong track record of competitive performance and led large-scale initiatives focused on improving NAR’s growth profile. Prior to leading NAR, Nudi served as President, Europe & Australasia. Nudi earned his bachelor’s degree from Penn State University and an MBA from Northwestern University’s Kellogg School of Management.

About Masco

Headquartered in Livonia, Michigan, Masco Corporation is a global leader in the design, manufacture and distribution of branded home improvement and building products. Our portfolio of industry-leading brands includes Behr® paint; Delta® and hansgrohe® faucets, bath and shower fixtures; Liberty® branded decorative and functional hardware; and HotSpring® spas. We leverage our powerful brands across product categories, sales channels and geographies to create value for our customers and shareholders. For more information about Masco Corporation, visit www.masco.com.

Safe Harbor Statement

This press release contains statements that reflect our views about our future performance and constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “outlook,” “believe,” “anticipate,” “appear,” “may,” “will,” “should,” “intend,” “plan,” “estimate,” “expect,” “assume,” “seek,” “forecast,” and similar references to future periods. Our views about future performance involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in our forward-looking statements. We caution you against relying on any of these forward-looking statements.

Our future performance may be affected by the levels of residential repair and remodel activity, and to a lesser extent, new home construction, our ability to maintain our strong brands, to develop innovative products and respond to changing consumer purchasing practices and preferences, our ability to maintain our public image and reputation, our ability to maintain our competitive position in our industries, our reliance on key customers, the cost and availability of materials, our dependence on suppliers and service providers, extreme weather events and changes in climate, risks associated with our international operations and global strategies, our ability to achieve the anticipated benefits of our strategic initiatives, our ability to successfully execute our acquisition strategy and integrate businesses that we have acquired and may in the future acquire, our ability to attract, develop and retain a talented and diverse workforce, risks associated with cybersecurity vulnerabilities, threats and attacks and risks associated with our reliance on information systems and technology. These and other factors are discussed in detail in Item 1A. "Risk Factors" in our most recent Annual Report on Form 10-K, as well as in our Quarterly Reports on Form 10-Q and in other filings we make with the Securities and Exchange Commission. Any forward-looking statement made by us speaks only as of the date on which it was made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Unless required by law, we undertake no obligation to update publicly any forward-looking statements as a result of new information, future events or otherwise.

Contacts

Investor Contact

Robin Zondervan

Vice President, Investor Relations and FP&A

313.792.5500

robin_zondervan@mascohq.com

Media Inquiries

Susan Sabo

Director-Communications

313-792-6226

sue_sabo@mascohq.com